Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal

Second Quarter 2022 Financial Results

NEW YORK, October 5, 2021 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2022 fiscal second quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the quarter ended and as of Aug 31, 2021	For the quarter ended and as of May 31, 2021	For the quarter ended and as of Aug 31, 2020
	($ in thousands except per share)
AUM	666,097	677,773	508,117
NAV	324,112	320,345	298,177
NAV per share	28.97	28.70	26.68
Investment Income	18,442	16,816	13,856
Net Investment Income per share	0.57	0.23	0.48
Adjusted Net Investment Income per share	0.63	0.56	0.49
Earnings per share	0.71	1.88	1.95
Dividends per share (declared)	0.52	0.44	0.41
Return on Equity – last twelve months	14.4%	19.4%	14.3%
– annualized quarter	9.9%	27.0%	30.1%
Originations	116,015	119,166	31,709
Repayments	134,846	14,941	23,282

“As we reflect upon our Fiscal 2022 second quarter performance, we are pleased with the resilience and strength of Saratoga and our portfolio companies. For the second quarter in a row, our NAV per share of $28.97 has reached an historic high for us, and we continue to believe Saratoga is well positioned for potential future economic opportunities and challenges,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “Our second quarter results continue to highlight the strength of our financial position and portfolio performance. These quarterly metrics include LTM return on equity of 14.4%, adjusted NII per share of $0.63, and NAV per share quarterly growth of $0.27 per share, or 1%. While we see a substantial ramp-up in market activity, we continue to believe that balance sheet and liquidity strength, and NAV preservation, remains paramount both for our BDC and our portfolio companies. Our current capital structure at quarter-end was strong, with $324 million of equity supporting $238 million of long-term and covenant-free non-SBIC debt and $172 million of long-term covenant free SBIC debentures. Our quarter-end regulatory leverage of 236% provides substantial cushion above our 150% requirement, and in addition to the $45 million we have available through our revolving credit facility, we have $73 million of quarter-end cash to support our existing portfolio companies, and $111 million of available SBIC II facilities to finance new opportunities. When deployed, we expect all of this capital to be highly accretive to earnings. In addition, in July we raised an additional $125 million of new unsecured bonds at an effective yield of 4.125% while repaying our existing $60 million 6.25% SAF baby bonds, adding further liquidity and reducing our existing cost of capital by over 200 basis points. And just this week we closed a new $50 million credit facility with Encina Lender Finance, replacing our existing Madison facility and further reducing our cost of capital on this form of capital by 100 basis points. These results allowed our Board of Directors in August to increase our quarterly dividend by 8c per share, or 18%, and declare a 52c per share dividend for the quarter ended August 31, 2021 – an endorsement of the current strength of our portfolio performance.”

“As always, we continue to remain prudent and discerning in terms of originations in the current environment. Identifying numerous strong opportunities recently, this quarter was again a big one for us in terms of originations, almost matching our record Q1 quarter. At the same time, we had a record repayments quarter as well, including a $6.4 million realized gain on our Passageways equity investment. We continue to bring new platform investments into the portfolio, with investments in four new companies added this fiscal quarter, in addition to the success we continue to have with follow-ons in existing borrowers with strong business models and balance sheets. Total originations in Q2 totaled $116 million invested, outpaced by record repayments of $135 million. Our credit quality remained at a high level at quarter-end, with 93% of credits rated in our highest category, with no credits remaining on non-accrual. With 74% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future market conditions. We remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended August 31, 2021:

As of August 31, 2021, Saratoga Investment’s assets under management (“AUM”) was $666.1 million, an increase of 31.1% from $508.1 million as of August 31, 2020, and a decrease of 1.7% from $677.8 million as of May 31, 2021. The decrease this past quarter consists of $116.0 million in originations, offset by $134.8 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the ongoing lumpy nature of repayments. In addition, the fair value of the portfolio increased by $1.5 million of realized gains and $3.4 million of unrealized appreciation, representing an increase of 0.7% to the overall portfolio, driven by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. Saratoga Investment’s portfolio remains strong, with 74.1% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 93.2% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is 3.8% in excess of its cost basis. This quarter’s originations include four investments in new platforms, and six follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $698.0 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.1%.

For the three months ended August 31, 2021, total investment income of $18.4 million increased by $4.5 million, or 33.1%, when compared to $13.9 million for the three months ended August 31, 2020. This quarter’s investment income was generated from an investment base that has grown by 31.1% since last year. This asset growth was offset by lower interest rates, with the weighted average current coupon on non-CLO BDC investments decreasing from 9.9% to 9.0% year-over-year. In addition, this quarter’s investment income was up 9.7% on a quarter-on-quarter basis from $16.8 million for the quarter ended May 31, 2021, primarily due to the full-period impact of originations closed last quarter, as well as the release of the $0.6 million interest reserve to interest income for the Taco Mac investment that returned to accrual status this quarter.

As compared to the three months ended August 31, 2020, adjusted net investment income increased $1.5 million, or 27.5%, from $5.5 million to $7.0 million. The $4.5 million increase in investment income was offset by (i) increased interest expense resulting from the various new Notes Payable issued during the past year and quarter, (ii) increased base and incentive management fees generated from the management of this larger pool of investments, and (iii) increased total expenses, excluding interest and debt financing expenses, base management fees and incentive fees and income taxes, that increased from $1.4 million to $1.8 million. This represented 1.1% of average total assets, also unchanged from last year. As compared to the three months ended May 31, 2021, adjusted net investment income increased $0.7 million, or 12.0%, from $6.3 million last quarter.

Net investment income on a weighted average per share basis was $0.57 for the quarter ended August 31, 2021. Adjusted for the incentive fee accrual related to net capital gains and the interest on the 6.25% Notes Payable 2025 during the call period, the net investment income on a weighted average per share basis was $0.63. This compares to adjusted net investment income per share of $0.56 for the quarter ended May 31, 2021, and $0.49 for the quarter ended August 31, 2020. During these periods, weighted average common shares outstanding remained largely unchanged at approximately 11.2 million for the three months ended August 31, 2020, May 31, 2021, and August 31, 2021.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 7.9% for the quarter ended August 31, 2021. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 8.7%. In comparison, adjusted Net Investment Income Yield was 8.0% and 7.6% for the quarters ended May 31, 2021, and August 31, 2020, respectively.

Net Asset Value (“NAV”) was $324.1 million as of August 31, 2021, an increase of $3.8 million from $320.3 million as of May 31, 2021, and an increase of $25.9 million from $298.2 million as of August 31, 2020.

●	For the three months ended August 31, 2021, $6.4 million of net investment income, $1.5 million in net realized gains from investments and $3.4 million of net unrealized appreciation were earned, offset by $0.4 million income tax provision on realized gains, $1.3 million deferred tax provision on unrealized appreciation from investments, $1.6 million realized losses on extinguishment of debt and $4.9 million of dividends declared. In addition, $0.8 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and $0.2 million of shares were issued under the Company’s equity ATM program, partially offset by $0.2 million of shares repurchased pursuant to the share repurchase plan.

NAV per share was $28.97 as of August 31, 2021, compared to $28.70 as of May 31, 2021, $27.25 as of February 28, 2021, and $26.68 as of August 31, 2020.

●	For the three months ended August 31, 2021, NAV per share increased by $0.27 per share, reflecting the $0.57 per share net investment income and $0.44 per share net realized gains and unrealized appreciation on investments, offset by $0.16 per share net change in income and deferred taxes on realized gains and unrealized appreciation, the $0.44 per share first quarter dividend paid out this quarter and $0.14 per share in realized losses on the extinguishment of debt. There was no net impact this quarter from the combination of the DRIP issuances, share repurchases and ATM equity issuances.

●	This is the highest level of NAV per share since Saratoga took over the management of the Company, and reflects the fourteenth increase in NAV per share over the past seventeen quarters.

Return on equity for the last twelve months ended August 31, 2021, was 14.4%, up slightly from 14.3% for the comparable period last year.

Earnings per share for the quarter ended August 31, 2021, was $0.71, compared to $1.88 for the quarter ended May 31, 2020, and $1.95 for the quarter ended August 31, 2020.

Investment portfolio activity for the quarter ended August 31, 2021:

●	Cost of investments made during the period: $116.0 million, including investments in four new portfolio companies.

●	Principal repayments during the period: $134.8 million, including six repayments of existing investments, plus amortization.

Additional Financial Information

For the fiscal quarter ended August 31, 2021, Saratoga Investment reported net investment income of $6.4 million, or $0.57 on a weighted average per share basis, and net realized and unrealized gains on investments of $3.1 million, or $0.28 on a weighted average per share basis, offset by $1.6 million realized losses on extinguishment of debt, or $0.14 on a weighted average per share basis, resulting in a net increase in net assets from operations of $7.9 million, or $0.71 on a weighted average per share basis. The $3.1 million net gain on investments was comprised of $3.4 million in net unrealized appreciation on investments and $1.5 million in net realized gains on investments, offset by $1.3 million of net change in provision for deferred taxes on unrealized appreciation on investments, and $0.4 million of income tax provision from realized gains on investments.

The $1.5 million net realized gain on investments primarily comprises a $6.4 million realized gain on the sale of the Company’s Passageways investment, offset by the recognition of a $4.9 million realized loss on the final write-down of the Company’s My Alarm Center investment. The $3.4 million net unrealized appreciation reflects (i) the $6.5 million reversal of previously recognized appreciation on the Passageways realization, (ii) the $4.9 million reversal of previously recognized depreciation on the My Alarm Center write-off and (iii) a 1.1% increase in the total value of the remaining portfolio, primarily related to improvements in market spreads, EBITDA multiples and/or revised portfolio company performance – all of the net reduction in the value of the non-CLO portfolio in the first quarter of last year has been more than reversed since May 31, 2020, and the overall portfolio fair value is now 3.8% above cost. This is compared to the fiscal quarter ended August 31, 2020, with net investment income of $5.3 million, or $0.48 on a weighted average per share basis, and a net realized and unrealized gain on investments of $16.5 million, or $1.47 on a weighted average per share basis, resulting in a net increase in net assets from operations of $21.8 million, or $1.95 on a weighted average per share basis.

Portfolio and Investment Activity

As of August 31, 2021, the fair value of Saratoga Investment’s portfolio was $666.1 million (excluding $73.3 million in cash and cash equivalents), principally invested in 43 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 74.1% of first lien term loans, 6.7% of second lien term loans, 0.4% of unsecured term loans, 6.7% of subordinated notes in a CLO and 12.1% of common equity.

For the fiscal quarter ended August 31, 2021, Saratoga Investment invested $116.0 million in four new and six existing portfolio companies and had $134.8 million in aggregate amount of exits and repayments, including realized gains, resulting in net repayments of $18.8 million for the quarter.

As of August 31, 2021, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 8.2%, which was comprised of a weighted average current yield of 8.9% on first lien term loans, 11.0% on second lien term loans, 8.3% on unsecured term loans, 13.2% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of August 31, 2021, Saratoga Investment had no outstanding borrowings under its $45 million senior secured revolving credit facility with Madison Capital Funding LLC. At the same time, Saratoga Investment had $108.0 million SBA debentures in its SBIC I license outstanding, $64.0 million in SBA debentures in its SBIC II license outstanding, $43.1 million of listed baby bonds issued, an unsecured unlisted $175.0 million institutional bond issuance, upsized this past quarter by $125.0 million, and three unlisted issuances of $20.0 million in total, and an aggregate of $73.3 million in cash and cash equivalents.

With $45.0 million available under the credit facility and the $73.3 million of cash and cash equivalents as of August 31, 2021, Saratoga Investment has a total of $118.3 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $111.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies. During the quarter, the Company dropped down another $3.5 million into its SBIC II license, increasing its capital there from $84.0 million to the maximum allowable $87.5 million. Availability under the Madison credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $15.5 million of committed undrawn lending commitments and $43.2 million of discretionary funding commitments.

On July 15, 2021, the Company issued $125.0 million aggregate principal amount of the Company’s 4.375% Notes due 2026 (the “New 2026 Notes”) for net proceeds of approximately $123.5 million, based on the public offering price of 101.00% of the aggregate principal amount of the New 2026 Notes, after deducting the underwriting discount of $2.5 million and the estimated offering expenses of approximately $0.2 million payable by the Company. At August 31, 2021, the total 4.375% Notes outstanding was $175.0 million.

On August 9, 2021, the Company exchanged its existing $17.9 million Class F-R-3 Notes for $8.5 million Class F-1-R-3 Notes and $9.4 million Class F-2-R-3 Notes at par. On August 11, 2021, the Company sold its Class F-1-R-3 Notes to third parties, resulting in a realized loss of $0.1 million.

On August 28, 2021, the Company redeemed $60.0 million in aggregate principal amount of issued and outstanding 2025 Notes. The 2025 Notes were listed on the NYSE under the trading symbol “SAF” with a par value of $25.00 per share, and have been delisted following the redemption.

The Company has formed a wholly-owned special purpose entity, Saratoga Investment Funding II LLC, a Delaware limited liability company (“SIF II”), for the purpose of entering into a $50.0 million senior secured revolving credit facility with Encina Lender Finance, LLC (the “Lender”), supported by loans held by SIF II and pledged to the Lender under the credit facility. This facility closed on October 4, 2021. During the first two years following the closing date, SIF II may request an increase in the commitment amount to up to $75.0 million. The terms of the credit facility require a minimum drawn amount of $12.5 million at all times during the first six months following the closing date, which increases to the greater of $25.0 million or 50% of the commitment amount in effect at any time thereafter. The term of the credit facility is three years. Advances under the credit facility bear interest at a floating rate per annum equal to LIBOR plus 4.0%, with LIBOR having a floor of 0.75%, with customary provisions related to the selection by the Lender and the Company of a replacement benchmark rate. Concurrently with the closing of this credit facility, all remaining amounts outstanding on the Company’s existing revolving credit facility with Madison Capital Funding, LLC was repaid and the facility terminated.

On March 16, 2017, we entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc., through which we may offer for sale, from time to time, up to $30.0 million of our common stock through an ATM offering. Subsequent to this, BB&T Capital Markets and B. Riley FBR, Inc. were also added to the agreement. On July 11, 2019, the amount of the common stock to be offered was increased to $70.0 million, and on October 8, 2019, the amount of the common stock to be offered was increased to $130.0 million. This agreement was terminated as of July 29, 2021, and as of that date, the Company had sold 3,922,018 shares for gross proceeds of $97.1 million at an average price of $24.77 for aggregate net proceeds of $95.9 million (net of transaction costs).

On July 30, 2021, we entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which we may offer for sale, from time to time, up to $150.0 million of our common stock through an ATM offering. As of and for the three months ended August 31, 2021, the Company sold 5,441 shares for gross proceeds of $0.2 million at an average price of $28.86 for aggregate net proceeds of $0.2 million (net of transaction costs).

Dividend

On August 26, 2021, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.52 per share for the fiscal quarter ended August 31, 2021, payable on September 28, 2021, to all stockholders of record at the close of business on September 14, 2021.

In fiscal year 2022, the Company also declared a quarterly dividend of $0.43 per share for the fiscal quarter ended February 28, 2021 and $0.44 per share for the fiscal quarter ended May 31, 2021.

In fiscal year 2021, the Company declared quarterly dividends of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020, for total dividends in fiscal year 2021 of $1.23 per share. Total dividends declared for the fiscal years ended February 29, 2020 and February 28, 2019, were $2.21 per share and $2.06 per share, respectively.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018, 2019 and 2020, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2021. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. During the three months ended August 31, 2021, the Company purchased 9,623 shares of common stock, at the average price of $25.85 for approximately $0.2 million pursuant to the Share Repurchase Plan. During the six months ended August 31, 2021, the Company purchased 49,623 shares of common stock, at the average price of $25.23 for approximately $1.3 million pursuant to the Share Repurchase Plan.

2022 Fiscal Second Quarter Conference Call/Webcast Information

When:	Wednesday, October 6, 2021, 10:00 a.m. Eastern Time (ET)

Call:	Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada)

A replay of the call will be available from 1:00 p.m. ET on Wednesday, October 6, 2021 through 1:00 p.m. ET on Wednesday, October 13, 2021 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 6767044.

Webcast:	Interested parties may access a simultaneous webcast of the call and find the Q2 2022 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund. It also owns 52% of the Class F and 100% of the subordinated notes of the CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic’s impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	August 31, 2021	February 28, 2021
	(unaudited)
ASSETS
Investments at fair value*
Non-control/Non-affiliate investments (amortized cost of $525,118,034 and $471,328,212, respectively)	$531,442,136	$476,139,943
Affiliate investments (amortized cost of $48,669,364 and $17,331,707, respectively)	56,449,385	13,174,291
Control investments (amortized cost of $67,821,806 and $61,353,761, respectively)	78,205,835	64,998,481
Total investments at fair value (amortized cost of $641,609,204 and $550,013,680, respectively)	666,097,356	554,312,715
Cash and cash equivalents	60,268,602	18,828,047
Cash and cash equivalents, reserve accounts	13,040,805	11,087,027
Interest receivable (net of reserve of $0 and $1,152,086, respectively)	5,114,727	4,223,630
Due from affiliate (See Note 6)	-	2,719,000
Management fee receivable	364,374	34,644
Other assets	926,156	947,315
Total assets	$745,812,020	$592,152,378

LIABILITIES
Revolving credit facility	$-	$-
Deferred debt financing costs, revolving credit facility	(782,102)	(639,983)
SBA debentures payable	172,000,000	158,000,000
Deferred debt financing costs, SBA debentures payable	(3,632,458)	(2,642,622)
6.25% Notes Payable 2025	-	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	-	(1,675,064)
7.25% Notes Payable 2025	43,125,000	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	(1,238,426)	(1,401,307)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(211,573)	(239,222)
4.375% Notes Payable 2026	175,000,000	-
Premium on 4.375% notes payable 2026	1,229,376	-
Deferred debt financing costs, 4.375% notes payable 2026	(3,813,346)	-
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(451,613)	(476,820)
Base management and incentive fees payable	11,424,984	6,556,674
Deferred tax liability	3,512,481	1,922,664
Accounts payable and accrued expenses	2,760,847	1,750,267
Interest and debt fees payable	2,468,265	2,645,784
Directors fees payable	-	70,500
Due to manager	308,740	279,065
Excise tax payable	-	691,672
Total liabilities	421,700,175	287,966,608

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,188,912 and 11,161,416 common shares issued and outstanding, respectively	11,189	11,161
Capital in excess of par value	305,520,631	304,874,957
Total distributable earnings (deficit)	18,580,025	(700,348)
Total net assets	324,111,845	304,185,770
Total liabilities and net assets	$745,812,020	$592,152,378
NET ASSET VALUE PER SHARE	$28.97	$27.25

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Asset Coverage Ratio	236.1%	347.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	August 31, 2021	August 31, 2020
INVESTMENT INCOME
Interest from investments
Interest income:*
Non-control/Non-affiliate investments	$11,298,024	$10,375,636
Affiliate investments	936,508	220,136
Control investments	2,059,101	1,249,971
Payment-in-kind interest income:
Non-control/Non-affiliate investments	710,329	328,938
Affiliate investments	-	48,018
Control investments	109,971	37,771
Total interest from investments	15,113,933	12,260,470
Interest from cash and cash equivalents	1,071	1,610
Management fee income	814,622	625,436
Dividend income	658,881	-
Structuring and advisory fee income	1,038,250	940,000
Other income	814,926	28,060
Total investment income	18,441,683	13,855,576

OPERATING EXPENSES
Interest and debt financing expenses	5,184,184	3,328,447
Base management fees	3,002,097	2,209,052
Incentive management fees expense (benefit)	2,018,163	1,529,677
Professional fees	460,753	367,553
Administrator expenses	712,500	602,083
Insurance	86,318	67,727
Directors fees and expenses	100,500	75,000
General & administrative	453,225	333,824
Income tax expense (benefit)	30,682	7,501
Total operating expenses	12,048,422	8,520,864
NET INVESTMENT INCOME	6,393,261	5,334,712

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	1,641,462	11,929
Control investments	(139,867)	-
Net realized gain (loss) from investments	1,501,595	11,929
Income tax (provision) benefit from realized gain on investments	(448,883)	-
Net change in unrealized appreciation (depreciation) on investments:*
Non-control/Non-affiliate investments	2,256,932	10,532,000
Affiliate investments	2,681,640	706,760
Control investments	(1,562,033)	5,341,641
Net change in unrealized appreciation (depreciation) on investments	3,376,539	16,580,401
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(1,328,711)	(116,521)
Net realized and unrealized gain (loss) on investments	3,100,540	16,475,809
Realized losses on extinguishment of debt	(1,552,140)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$7,941,661	$21,810,521

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.71	$1.95
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,175,436	11,207,142

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the six months ended
	August 31, 2021	August 31, 2020
INVESTMENT INCOME
Interest from investments
Interest income:*
Non-control/Non-affiliate investments	$22,534,761	$20,499,197
Affiliate investments	1,277,020	450,507
Control investments	3,914,086	2,383,556
Payment-in-kind interest income:
Non-control/Non-affiliate investments	887,095	910,884
Affiliate investments	-	94,241
Control investments	187,646	72,553
Total interest from investments	28,800,608	24,410,938
Interest from cash and cash equivalents	1,593	13,406
Management fee income	1,632,854	1,260,008
Dividend income	1,057,498	-
Structuring and advisory fee income	2,340,125	1,253,306
Other income	1,424,995	215,060
Total investment income	35,257,673	27,152,718

OPERATING EXPENSES
Interest and debt financing expenses	9,525,096	5,892,323
Base management fees	5,761,005	4,369,580
Incentive management fees expense (benefit)	7,280,699	(328,633)
Professional fees	967,814	754,441
Administrator expenses	1,406,250	1,158,333
Insurance	172,636	135,453
Directors fees and expenses	192,500	135,000
General & administrative	943,876	684,638
Income tax expense (benefit)	58,601	(1,444)
Total operating expenses	26,308,477	12,799,691
NET INVESTMENT INCOME	8,949,196	14,353,027

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	3,551,605	20,409
Control investments	(139,867)	-
Net realized gain (loss) from investments	3,411,738	20,409
Income tax (provision) benefit from realized gain on investments	(448,883)	-
Net change in unrealized appreciation (depreciation) on investments:*
Non-control/Non-affiliate investments	8,772,357	(14,212,906)
Affiliate investments	4,677,451	(1,415,479)
Control investments	6,739,309	258,417
Net change in unrealized appreciation (depreciation) on investments	20,189,117	(15,369,968)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(1,558,855)	151,219
Net realized and unrealized gain (loss) on investments	21,593,117	(15,198,340)
Realized losses on extinguishment of debt	(1,552,140)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$28,990,173	$(845,313)

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$2.59	$(0.08)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,172,787	11,212,315

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income also excludes the interest expense and amortization of deferred financing costs related to the 2025 notes during the call notice period while the 2026 notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 2026 notes and the subsequent repayment of the 2025 notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2021, and August 31, 2020.

	For the three months ended August 31		For the six months ended August 31
	2021	2020	2021	2020

Net Investment Income	$6,393,261	$5,334,713	$8,949,196	$14,353,027

Changes in accrued capital gains incentive fee expense/reversal	335,237	156,235	4,033,357	(3,094,003)
Interest expense on 2025 Notes during call period (3)	274,439	-	274,439	-
Adjusted net investment income	$7,002,937	$5,490,948	$13,257,092	$11,259,024

Net investment income yield	7.9%	7.4%	5.7%	9.7%
Changes in accrued capital gains incentive fee expense/reversal	0.5%	0.2%	2.5%	(2.1%)
Interest expense on 2025 Notes during call period (3)	0.3%	-	0.2%	-
Adjusted net investment income yield (1)	8.7%	7.6%	8.4%	7.6%
Net investment income per share	$0.57	$0.48	$0.80	$1.28
Changes in accrued capital gains incentive fee expense/reversal	$0.04	$0.01	$0.37	($0.28)
Interest expense on 2025 Notes during call period (3)	$0.02	-	$0.02	-
Adjusted net investment income per share (2)	$0.63	$0.49	$1.19	$1.00

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

(3)	Interest and amortization of deferred financing costs on 2025 notes during call period is presented net of the incentive fee accrual